Name:	[●]
Target Number of PSUs:	[●]
Date of Grant:	[●]

EMPLOYEE PERFORMANCE STOCK UNIT AWARD
granted under the
LPL FINANCIAL HOLDINGS INC.
2021 OMNIBUS EQUITY INCENTIVE PLAN
This agreement (the “Agreement”) evidences the grant of an award by LPL Financial Holdings Inc., a Delaware corporation (the “Company”), to the individual named above (the “Participant”) pursuant to and subject to the terms of the Company’s 2021 Omnibus Equity Incentive Plan (as amended from time to time, the “Plan”). Capitalized terms used and not otherwise defined herein have the meanings provided in the Plan.
1.Performance Stock Unit Award.
The Company hereby grants to the Participant on the date of grant set forth above (the “Date of Grant”) an award (the “Award”) consisting of that target number of performance-based Restricted Stock Units set forth above (the “Target Award” and such Restricted Stock Units, the “PSUs”), giving the Participant the conditional right to receive, without payment and subject to the conditions and limitations set forth in this Agreement and in the Plan, one share of Stock per PSU (the “Shares”), subject to adjustment pursuant to the provisions of Section 7 of the Plan.
2.Vesting; Termination of Employment.
(a)Determination of Earned PSUs. The percentage of the Target Award that may be earned by the Participant and the corresponding number of PSUs that may become Earned PSUs (as defined in Appendix A) following the end of the Performance Period will be determined in accordance with Appendix A hereto, which Appendix A is incorporated by reference and made part of this Agreement.
(b)Vesting. Unless earlier terminated, forfeited, relinquished or expired, and subject to the Participant’s continued Employment through the applicable vesting date, the Earned PSUs (if any) shall vest on the later of (i) the Determination Date (as defined in Appendix A) and (ii) the third anniversary of the Date of Grant (such later date, the “Vesting Date”).
(c)Termination of Employment. Automatically and immediately upon the cessation of the Participant’s Employment prior to the Determination Date, the Award shall terminate and be forfeited for no consideration. Notwithstanding the foregoing, in the event of a termination of the Participant’s Employment due to his or her death or Disability (as defined in the LPL Financial LLC Executive Severance Plan (the “Severance Plan”)) or Retirement, in each case, prior to the Determination Date, or as expressly provided otherwise in the Severance Plan or in any other written agreement then in effect between the Company and the Participant or under the terms of any employee benefit plan or program sponsored by the Company in which the Participant then participates, the Award shall not terminate upon such termination of Employment and instead shall remain outstanding and eligible to become Earned PSUs in accordance with the terms of Appendix A and to vest on the Determination Date or such earlier date as otherwise provided for in the Severance Plan; or such agreement, plan or program it being understood that, if the Administrator determines on the Determination Date that 0% of the Target Award has been earned, the entire Award shall terminate automatically and immediately. In such case, other than in the case of a Designated Retirement (as defined below), the number of Earned PSUs, if any, will be prorated based on the number of days that have elapsed in the Performance Period from the first day of the Performance Period to the date of such termination of Employment; notwithstanding the foregoing, in the event of a Designated Retirement, the number of Earned PSUs, if any, will not be subject to proration as described in the immediately preceding sentence. Further, (i) if such termination of Employment occurs after the Determination Date but prior to the Vesting Date, the Earned PSUs will vest on the date of the termination of Employment; and (ii) if a Change of Control occurs following such termination of Employment and prior to the Determination Date, the PSUs shall become Earned PSUs upon the consummation of such Change of Control based on the extent to which the applicable performance vesting conditions have been achieved as of the consummation of such Change of Control (or the end of the Performance Period, if earlier), as determined by the Administrator in its sole discretion in accordance with the terms of Section 7(a)(1)(A) of the Plan. For purposes of this Agreement, “Designated Retirement” means a termination of the Participant’s Employment other than for Cause, including for the avoidance of doubt due to death or Disability, following (x) attainment of age sixty (60) and (y) completion of ten (10) years of continuous service with the Company.
3.Delivery of Shares.
Subject to Section 8 of this Agreement, the Company shall effect delivery of Shares in respect of Earned PSUs to the Participant (or, in the event of the Participant’s death, to the person to whom the Award has passed by will or the laws of descent and distribution) as soon as reasonably practicable following the Vesting Date, or such earlier date on which the PSUs become Earned PSUs in accordance with Section 2(c) above, but in no event later than the March 15 of the year following the year in which the Performance Period End Date (as defined in Appendix A) occurs (or any earlier date, after vesting, as may be required to avoid characterization as non-qualified deferred compensation under Section 409A).
4.Dividends; Other Rights.
The Award shall not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers Shares to the Participant. The Participant is not entitled to vote any Shares by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any Share prior to the payment date with respect to such Share. The Participant shall have the rights of a shareholder only as to those Shares, if any, that are actually delivered under this Award.
5.Withholding; Certain Tax Matters.
(a)No Shares will be delivered pursuant to this Award unless and until the Participant shall have remitted to the Company in cash or by check an amount sufficient to satisfy any federal, state or local withholding tax requirements or tax payments, or shall have made other arrangements satisfactory to the Administrator with respect to such taxes. The Administrator may, in its sole discretion, hold back Shares from an award or permit the Participant to tender previously owned shares of Stock in satisfaction of tax withholding or tax payment requirements (but not in excess of the applicable minimum statutory withholding rate).
(b)Notwithstanding anything to the contrary in this Award, if at the time of the Participant’s termination of Employment, the Participant is a “specified employee,” as defined below, any and all amounts payable under this Award on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Participant’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b) or (B) other amounts or benefits that are not subject to the requirements of Section 409A. For purposes of this Award, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury Regulation Section 1.409A-1(i). In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A. To the extent that discretion may be exercised by the Administrator regarding the treatment of the Award in connection with a Change of Control or Covered Transaction, it shall not be exercised if it would cause the Award to violate the terms of Section 409A.
6.Restrictions on Transfer.
No portion of the Award may be transferred except as expressly permitted under Section 6(a)(3) of the Plan.
7.Effect on Employment.
This Award shall not confer upon the Participant any right to be retained in the employ or service of the Company or any of its Affiliates and shall not affect in any way the right of the Company or any of its Affiliates to terminate the Participant’s Employment at any time.
8.Forfeiture; Recovery of Compensation.
(a)The Award, and the proceeds from the delivery and/or disposition of the Shares, are subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if at any time the Participant is not in compliance with all applicable provisions of this Agreement and the Plan, including, without limitation, if the Participant engages in conduct that would constitute grounds for termination of the Participant’s Employment for Cause or upon the Participant’s breach of any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment or other restrictive covenant by which the Participant is bound or if the Participant engages in Competitive Activity. Without limiting the foregoing, if the Participant no longer holds the Shares, the Administrator may require the Participant remit or deliver to the Company (i) the amount of any gain realized upon the sale of any Shares under this Award, (ii) any consideration received upon the exchange of any Shares under this Award (or to the extent that such consideration was not received in the form of cash, the cash equivalent thereof valued at the time of the exchange) and (iii) to the extent that the Shares were transferred by gift or without consideration, the value of the Shares determined at the time of gift or transfer.
(b)By accepting, or being deemed to have accepted, the Award, the Participant expressly acknowledges and agrees that his or her rights under the Award (and those of any transferee of the Award), including the right to any Stock acquired under the Award or proceeds from the disposition thereof, are subject to Section 6(a)(5) and Section 6(a)(6) of the Plan (including any successor provision). The Participant further agrees to be bound by the terms of any clawback or recoupment policy of the Company that applies to incentive compensation that includes awards such as the Award; provided, however, that the foregoing shall not be construed to limit the general application of Section 9 of this Agreement.
9.Provisions of the Plan.
This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of the Award has been furnished or made available to the Participant. By accepting, or being deemed to have accepted, all or any part of the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of this Agreement shall control.

10.General.
The Participant acknowledges and agrees that all determinations of the Administrator made with respect to the Plan and the Award are conclusive and shall be binding upon the Participant and any permitted transferee. This Agreement may be executed in counterparts (which may be delivered in .pdf format or by other electronic means), each of which shall be an original and all of which together shall constitute one and the same instrument.
[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed under its corporate seal by its duly authorized officer. This Agreement shall take effect as a sealed instrument.

LPL FINANCIAL HOLDINGS INC.

By:
Name:
Title:

Acknowledged and Agreed:

Signature:

Print Name:

Date:

[Signature Page to Performance Stock Unit Award Agreement]

Appendix A
DETERMINATION OF EARNED PSUS
(attached)